Exhibit 99.3
UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma combined financial information of SunocoCorp LLC (“SunocoCorp” or the “Company”) reflects the pro forma impacts of the Parkland Acquisition (defined below) which closed on October 31, 2025. Unless otherwise noted, the pro forma financial statement and the notes thereto are presented in United States Dollar, or $, references herein to which represent the lawful currency of the United States. References herein to Canadian Dollar, or C$, represent the lawful currency of Canada.
Parkland Acquisition. On October 31, 2025, Sunoco LP (“Sunoco”) completed the previously announced acquisition of Parkland (“Parkland Acquisition”) whereby Sunoco Retail, LLC, a wholly owned corporate subsidiary of Sunoco, indirectly acquired all the outstanding shares of Parkland Corporation (“Parkland”), in exchange for cash and units representing limited liability company interests in SunocoCorp units that were contributed by SunocoCorp to Sunoco at the close of the Parkland Acquisition. Under the terms of the agreement, Parkland shareholders received 0.295 SunocoCorp units and C$19.80 for each Parkland share. Parkland shareholders could elect, in the alternative, to receive C$44.00 per Parkland share in cash or 0.536 SunocoCorp units for each Parkland share, subject to proration to ensure that the aggregate consideration payable in connection with the transaction would not exceed C$19.80 in cash per Parkland share outstanding as of immediately before close and 0.295 SunocoCorp units per Parkland share outstanding as of immediately before close. In connection with the closing of the Parkland Acquisition, Sunoco paid approximately $2.60 billion to Parkland’s shareholders and transferred 51,517,198 SunocoCorp units, which Sunoco had received from SunocoCorp in exchange for the issuance of 51,517,198 Class D units representing limited partnership interests in Sunoco (“Class D Units”) to SunocoCorp.
Parkland is a leading international fuel distributor, marketer and convenience retailer with operations in 26 countries across the Americas. Parkland’s functional currency is the Canadian Dollar, and its consolidated structure includes subsidiaries with multiple other functional currencies.
As part of the transaction, Sunoco repurposed and renamed an existing subsidiary as SunocoCorp. Prior to the Parkland Acquisition, SunocoCorp did not have any significant assets, liabilities or operations; in connection with the Parkland Acquisition, Sunoco deconsolidated SunocoCorp and SunocoCorp became a publicly traded entity classified as a corporation for U.S. federal income tax purposes. SunocoCorp units began trading on the NYSE effective November 6, 2025. Subsequent to the Parkland Acquisition, SunocoCorp holds Sunoco Class D Units representing limited partnership interests in Sunoco that are generally economically equivalent to Sunoco’s publicly traded common units on the basis of one Sunoco Common Unit for each outstanding SunocoCorp unit. For a period of two years following closing of the transaction, Sunoco will ensure that SunocoCorp unitholders receive distributions on a per unit basis that are equivalent to the per unit distributions to Sunoco unitholders.
The acquisition was recorded using the acquisition method of accounting which requires, among other things, that assets and liabilities assumed be recognized on the balance sheet at their estimated fair values as of the date of acquisition, with any excess purchase price over the fair value of net assets acquired recorded to goodwill. Management, with the assistance of a third-party valuation specialist, determined the fair value of assets and liabilities as of the date of the acquisition. Determining the fair value involves the use of management's judgment as well as the use of significant estimates and assumptions.
The unaudited pro forma condensed combined statement of operations assumes that the Parkland Acquisition was consummated on January 1, 2025. The unaudited pro forma condensed combined financial statement should be read in conjunction with SunocoCorp’s Annual Report on Form 10-K for the year ended December 31, 2025 and Parkland’s interim condensed consolidated financial statements (unaudited) for the nine months ended September 30, 2025. A pro forma balance sheet has not been included herein, because Parkland’s assets and liabilities were included in SunocoCorp’s audited consolidated balance sheet as of December 31, 2025.
The unaudited pro forma combined financial statement has been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments included herein include those adjustments that reflect the accounting for the Parkland Acquisition in accordance with U.S. GAAP (“transaction accounting adjustments”). Adjustments to reflect synergies and/or dis-synergies related to the Parkland Acquisition (“management adjustments”), which are elective pro forma adjustments under Release No. 33-10786, have not been reflected herein.
The unaudited pro forma combined financial statement is for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Parkland Acquisition had been consummated on the date indicated, nor is it necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. The unaudited pro forma combined financial information includes certain non-recurring transaction-related adjustments, as discussed in the accompanying notes.
The unaudited pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for informational purposes only, and is not intended to be a projection of future results. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information.

SUNOCOCORP LLC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2025
(in millions of USD, except units and per unit data)

	SunocoCorp Historical (1)	Parkland Historical, as Adjusted USD (2)	Parkland Acquisition Transaction Accounting Adjustments		SunocoCorp Pro Forma for Parkland Acquisition
REVENUES	$25,201	$16,754	$(14)	c	$41,941
COSTS AND EXPENSES:
Cost of sales	22,409	14,326	149	c, d	36,884
Operating expenses	765	935	(175)	d	1,525
General and administrative	296	669	(18)	d	947
Lease expense	114	—	252	d	366
Loss on disposal of assets and impairment charges	(6)	44	—		38
Depreciation, amortization and accretion	688	522	44	b, d	1,254
Total cost of sales and operating expenses	24,266	16,496	252		41,014
OPERATING INCOME	935	258	(266)		927
OTHER INCOME (EXPENSE):
Interest expense, net	(541)	(206)	(48)	b, d	(795)
Equity in earnings of unconsolidated affiliates	143	11	—		154
Loss on extinguishment of debt	(31)	—	—		(31)
Other, net	83	(21)	—		62
INCOME BEFORE INCOME TAXES	589	42	(314)		317
Income tax expense	58	4	—		62
NET INCOME	$531	$38	$(314)		$255
Less: Net income attributable to predecessor equity	467	—	(467)	e	—
Less: Net income attributable to noncontrolling interests	69	—	210	e	279
NET INCOME (LOSS) ATTRIBUTABLE TO MEMBERS	$(5)	$38	$(57)		$(24)

NET INCOME (LOSS) PER COMMON UNIT (in USD):
Basic	$(0.10)				$(0.47)
Diluted	$(0.10)				$(0.47)

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Common units - basic	51,517,198		—		51,517,198
Common units - diluted	51,517,198		—		51,710,656
(1) See Note 1 regarding change in reporting entity.
(2) Reflects translation from CAD to USD using the average exchange rate for the year ended December 31, 2025, as well as reclassification of certain amounts to conform to Sunoco’s historical presentation. Please see Note 3 below for additional information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT
1.BASIS OF PRESENTATION
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives effect to the Parkland Acquisition as if the it had occurred on January 1, 2025.
The unaudited pro forma combined financial statement is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The unaudited pro forma combined financial statement is not necessarily indicative of what the actual results of operations or financial position of SunocoCorp would have been if the Parkland Acquisition had in fact occurred on the date indicated, nor does it purport to project the results of operations or financial position of SunocoCorp for any future periods or as of any date. The unaudited pro forma combined financial statement does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the Parkland Acquisition or the costs to achieve these cost savings, operating synergies, and revenue enhancements.
The unaudited pro forma combined financial statement includes material estimates and assumptions related to purchase price accounting for the Parkland Acquisition, as discussed further below.
The unaudited pro forma combined financial statement should be read in conjunction with the historical consolidated financial statements and related notes of SunocoCorp and Parkland. The pro forma condensed combined statement of operations for the year ended December 31, 2025 includes transaction adjustments for certain non-recurring items, including the estimated transaction-related expenses included in Note 2.a. below.
The unaudited pro forma combined financial statement is presented based on accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial statements of SunocoCorp were prepared in accordance with U.S. GAAP; the historical financial statements of Parkland were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The Company has performed an analysis and has not identified significant differences between IFRS and U.S. GAAP for the purposes of presenting the unaudited pro forma condensed combined financial statement.
Change in Reporting Entity
SunocoCorp was previously named NuStar GP Holdings, LLC and was a consolidated subsidiary of Sunoco. SunocoCorp’s name was changed in 2025 in anticipation of the restructuring changes that occurred in connection with the Parkland Acquisition. Upon the consummation of the Parkland Acquisition, SunocoCorp became the primary beneficiary of Sunoco based on (i) SunocoCorp’s rights to appoint and remove the board of directors of Sunoco GP LLC, Sunoco’s general partner and (ii) SunocoCorp’s economic interest in Sunoco held via 100% of the Sunoco Class D Units; accordingly, management concluded that SunocoCorp should consolidate Sunoco. Given SunocoCorp’s consolidation of its previous parent (Sunoco) upon the consummation of the Parkland Acquisition, management of the Company concluded that the restructuring constituted a change in reporting entity under Accounting Standards Codification Topic 250 (“ASC 250”), because the consolidated financial statements of the Company are, in effect, the statements of a different reporting entity. Accordingly, the Company’s consolidated financial statements prior to the Parkland Acquisition have been retrospectively restated to reflect the consolidation of Sunoco for all periods.
2.    PARKLAND ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS
a.Represents $175 million of non-recurring transaction-related expenses, including (i) legal, advisory, and other professional fees and (ii) compensation expense related to the vesting and payment of Parkland stock compensation awards, which amount is included as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, based on the pro forma assumption that the Parkland Acquisition was consummated on January 1, 2025.
b.To record incremental interest expense of $87 million for the year ended December 31, 2025 related to amounts financed in connection with the Parkland Acquisition, including the full-period impact from $1.7 billion of senior notes issued in September 2025 in advance of the Parkland Acquisition. Also includes depreciation and amortization expense of $227 million for the year ended December 31, 2025 related to estimated fair values of the acquired assets.
c.Represents the elimination of intercompany activity between Sunoco and Parkland.
d.Represents reclassification of certain statement of operations amounts to conform Parkland presentation to SunocoCorp’s presentation as well as certain adjustments from IFRS to U.S. GAAP.
e.Represents reclassification of net income allocated to noncontrolling interests.
3.    PARKLAND HISTORICAL FINANCIAL STATEMENTS
Parkland Historical represents amounts from January 1, 2025 to October 31, 2025, the ten-month period prior to the Parkland Acquisition. The following table reconciles amounts previously reported by Parkland for the nine months ended September 30, 2025 to the Parkland Historical amounts reflected in the unaudited pro forma condensed combined statement of operations. The following table also reflects translation of

Parkland’s Statements of Income from CAD to USD using the average exchange rate for the period, as well as reclassification of certain amounts to conform to SunocoCorp’s historical presentation.

	Parkland Historical Nine Months Ended September 30, 2025 CAD	Parkland Historical Month Ended October 31, 2025 CAD	Parkland Historical Ten Months Ended October 31, 2025 USD	Reclassification Adjustments	Parkland Historical, as Adjusted USD
REVENUES	$21,040	$2,382	$16,754	$—	$16,754
COSTS AND EXPENSES:
Cost of sales	17,956	2,061	14,319	7	14,326
Operating expenses	1,151	156	935	—	935
General and administrative	452	54	362	307	669
Acquisition, integration and other costs	97	10	77	(77)	—
Loss on disposal of assets and impairment charges	—	61	44		44
Depreciation, amortization and accretion	635	72	506	16	522
Total cost of sales and operating expenses	20,291	2,414	16,243	253	16,496
OPERATING INCOME (LOSS)	749	(32)	511	(253)	258
OTHER INCOME (EXPENSE):
Interest expense, net	—	—	—	(206)	(206)
Equity in earnings of unconsolidated affiliates	—	—	—	11	11
Finance costs	(283)	(29)	(223)	223	—
Foreign exchange gain (loss)	9	(9)	—	—	—
Loss on risk management and other	(47)	(43)	(64)	64	—
Costs related to the acquisition	(84)	(237)	(230)	230	—
Share of earnings of associates and joint ventures	14	1	11	(11)	—
Other, net	93	(42)	37	(58)	(21)
INCOME (LOSS) BEFORE INCOME TAXES	451	(391)	42	—	42
Current income tax expense (recovery)	93	(6)	62	(62)	—
Deferred income tax recovery	(7)	(74)	(58)	58	—
Income tax expense	—	—	—	4	4
NET INCOME (LOSS)	$365	$(311)	$38	$—	$38